Exhibit 99.1

Alphatec Holdings, Inc. Reaches Successful Settlement and Release Agreement to License Pedicle Screw Technology

CARLSBAD, Calif., May 7, 2008 (PrimeNewswire via COMTEX News Network) — Alphatec Holdings, Inc. (Nasdaq:ATEC), a leading medical technology company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders, announced today that it has reached a successful settlement and release agreement to license pedicle screw technology from DePuy Spine, Inc. and Biedermann Motech GmbH (“DePuy & Biedermann”). Pursuant to the settlement and release agreement among Alphatec and DePuy & Biedermann, Alphatec has obtained a license to intellectual property rights contained in U.S. Patent Number 5,207,678, which is owned by Biedermann and licensed to DePuy. The agreement dismisses the lawsuit between Alphatec and the above-mentioned parties and grants Alphatec the right to continue to manufacture, market and sell its Zodiac and Solanas products. Terms of the agreements include a one-time payment of $11.0 million and an ongoing royalty payable upon future net sales of licensed products.

“We are pleased with the resolution of this long-standing legal matter as it ensures that Alphatec has the continued ability to manufacture, market and sell our Zodiac and Solanas products and accelerates our ability to bring to market our OsseoScrew, which is our pedicle screw technology designed for osteoporotic and osteopenic bone,” said Dirk Kuyper, Alphatec’s President and Chief Executive Officer. “We are pleased to have entered into a license with Depuy & Biedermann and now, other than DePuy, we have the only license for a top-loading pedicle screw system that utilizes the Biedermann 678 patent. We can now move forward aggressively to capitalize on our broad platform of spinal solutions targeted at the aging population, which will include solutions for osteoporosis, vertebral compression fractures, stenosis and other spinal deformities.”

About Alphatec

Alphatec Holdings, Inc. (Nasdaq:ATEC) designs, develops, manufactures and markets products for the surgical treatment of spine disorders. Alphatec’s broad product portfolio and pipeline includes a variety of spinal implant products and systems focused on solutions addressing the cervical, thoracolumbar, intervertebral, minimally invasive, motion preservation, vertebral compression fractures and allograft markets. Alphatec’s “surgeons’ culture” emphasizes collaboration with spinal surgeons to conceptualize, design and co-develop a broad range of products. State-of-the-art in-house manufacturing capabilities provide a unique competitive advantage, enabling Alphatec to rapidly deliver customized solutions to meet surgeons’ and patients’ critical needs. Alphatec has 23 issued U.S. patents, six issued foreign patents and 30 pending patent applications, including 10 pending U.S. applications, six pending international applications and 15 pending foreign national applications. Alphatec’s principal product offerings are primarily focused on the global spine implant and biologics market, which is estimated to be more than $7.0 billion in 2007. In addition to its U.S. operations, Alphatec also markets a range of spine and orthopedic products in Asia through its subsidiary, Alphatec Pacific, Inc. For more information, please visit www.alphatecspine.com.

The Alphatec Holdings, Inc. logo is available at

http://www.primenewswire.com/newsroom/prs/?pkgid=3520

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to: Alphatec’s belief that this agreement will accelerate its ability to bring to market its OsseoScrew and that Alphatec can now move forward aggressively to capitalize on its broad platform of spinal solutions targeted at the aging population. Alphatec cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: uncertainty of success in developing new products or products currently in Alphatec’s pipeline, uncertainty of success in bringing to market differentiated products that meet the evolving needs of spine surgeons, patients, and healthcare providers, failure to obtain FDA clearance or approval for new products, Alphatec’s ability to compete with other competing products and with emerging new technologies within and outside of spinal fusion, Alphatec’s ability to expand and maintain a successful sales and marketing organization, Alphatec’s ability to maintain its level of previously reported sales growth, Alphatec’s ability to successfully control its costs, Alphatec’s ability to successfully leverage upon the experience of its Scientific Advisory Board, Alphatec’s ability to develop and expand its spine fusion business in the United States, Asia and Europe, continuation of favorable third party payor reimbursement for procedures performed using Alphatec’s products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec’s ability to successfully control its costs or achieve profitability, uncertainty of additional funding, product liability exposure, patent infringement claims and claims related to Alphatec’s intellectual property. Please refer to the risks detailed from time to time in Alphatec’s SEC reports. Alphatec disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

SOURCE: Alphatec Holdings, Inc.

Alphatec Holdings, Inc.

Gordon C. Bigler, Vice President of Finance, Investor

Relations & Corp. Communications

760.494.6667

gbigler@alphatecspine.com